Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2006 accompanying the consolidated financial statements of Computer Horizons Corp. and Subisdiaries, the accompanying Schedule II and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2005 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

Edison, New Jersey

April 10, 2006